Exhibit 107

Calculation of Filing Fee Tables

Form F-4

(Form Type)

Oculis Holding AG

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities

Fees to Be Paid	Equity	Ordinary Shares(2)	457(f)(1)	44,596,718	$9.99(3)	$445,521,223.00	$110.20 per $1,000,000.00(4)	$49,096.44

Fees Previously Paid	Equity	Ordinary Shares	—	—	—	—	—	—

Fees to Be Paid	Other	Warrants to purchase Ordinary Shares(5)	457(g)	4,403,294	—	—	—	—(6)

Fees Previously Paid	Other	Warrants to purchase Ordinary Shares	—	—	—	—	—	—

Carry Forward Securities

Carry Forward Securities	—	—	—	—	—	—	—	—

	Total Offering Amounts				—	—	—	$49,096.44

	Total Fees Previously Paid				—	—	—	—

	Total Fee Offsets				—	—	—	—

	Net Fee Due				—	—	—	$49,096.44

(1)

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends, or similar transactions.

(2)

The number of shares of ordinary shares, par value CHF 0.01 per share, of New Parent (as defined in the accompanying proxy statement/prospectus) (the “New Parent Shares”) to be issued in respect of (i) 13,209,880 Class A ordinary shares, par value $0.0001 per share, underlying units issued in European Biotech Acquisition Corp.’s (“EBAC”) initial public offering (“EBAC Class A Common Stock”) issued and outstanding immediately prior to the First Merger (as defined in the accompanying proxy statement/prospectus), which shall convert into an equal number of New Parent Shares in connection with the proposed transaction described in the accompanying proxy statement/prospectus, (ii) 2,461,600 Class B ordinary shares, par value $0.0001 per share, of EBAC issued and outstanding immediately prior to the First Merger held by LSP Sponsor EBAC B.V. LLC (the “Sponsor”), which shall convert into an equal number of New Parent Shares in connection with the proposed transaction described in the accompanying proxy statement/prospectus, (iii) 20,348,322 New Parent Shares to be issued to Oculis Shareholders (as defined in the accompanying proxy statement/prospectus) in connection with the proposed transaction described in the accompanying proxy statement/prospectus, (iv) 745,540 vested options to purchase shares of Oculis common stock as described in the accompanying proxy statement/prospectus) as of immediately prior to the Acquisition Closing (as defined in the accompanying proxy statement/prospectus), which will automatically be “net exercised” in full as of the Acquisition Closing and be converted into 173,622 New Parent Shares determined in accordance with the exchange ratio as set forth in the Business Combination Agreement, (v) 3,819,998 New Parent Shares to be issued to certain Oculis Shareholders at the Acquisition Closing in connection with the Earnout Consideration (as defined in the accompanying proxy statement/prospectus), earned upon the achievement of certain trading price targets of the Registrant’s New Parent Shares described in the accompanying proxy statement/prospectus, (vi) 180,002 New Parent Shares in respect of the Earnout Options (as defined in the accompanying proxy statement/prospectus), which Earnout Options are to be issued to certain Oculis Shareholders at the Acquisition Closing described in the accompanying proxy statement/prospectus and (vii) 4,403,294 New Parent Shares issuable upon the exercise of New Parent Warrants. Each such warrant is exercisable for one New Parent Share at a price of $11.50 per share, subject to adjustment.
(3)

Estimated solely for the purpose of calculating the registration fee, based upon the average of the high and low prices of EBAC Class A Common Stock on the Nasdaq Capital Market on November 3, 2022 ($9.99 per share of EBAC Class A Common Stock).

(4)	Pursuant to Section 6(b) of the Securities Act, a rate equal to $110.20 per $1,000,000 of the proposed maximum aggregate offering price.
(5)

The number of New Parent Warrants to purchase New Parent Shares being registered represents (i) 4,251,595 warrants to purchase one share of EBAC Class A Common Stock underlying the units issued in EBAC’s initial public offering and (ii) 151,699 warrants to purchase one share of EBAC Class A Common Stock issued to the Sponsor in a private placement simultaneously with the closing of EBAC’s initial public offering.

(6)	No fee pursuant to Rule 457(g) of the Securities Act.

Table 2: Fee Offset Claims and Sources

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source

Rules 457(b) and 0-11(a)(2)

Fee Offset Claims		—	—	—		—

Fee Offset Sources	—	—	—		—						—

Rule 457(p)

Fee Offset Claims	—	—	—	—		—	—	—	—	—

Fee Offset Sources	—	—	—		—						—

Table 3: Combined Prospectuses

Security Type	Security Class Title	Amount of Securities Previously Registered	Maximum Aggregate Offering Price of Securities Previously Registered	Form Type	File Number	Initial Effective Date

—	—	—	—	—	—	—